Exhibit 99.1

Media Contact:
Dana M. Harris
Napster
310-281-5000
dana.harris@napster.com

Investor Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

NAPSTER REPORTS 103 PERCENT ANNUAL REVENUE INCREASE IN FISCAL 2006 AND STRONG AUDIENCE GROWTH FOR NAPSTER.COM

LOS ANGELES, Calif. - May 17, 2006 - Napster (Nasdaq: NAPS) today reported financial results for its fourth quarter and fiscal year ended March 31, 2006.

“Napster is very pleased to report sales growth in excess of 100 percent year-over-year for fiscal 2006 as it demonstrates substantial consumer demand for music subscription services and the Napster brand,” said Chris Gorog, Napster’s chairman and CEO. “Napster has carved out an important strategic position in the industry by offering music fans complete freedom to choose the way they experience music - from downloads, to both portable and PC-based subscriptions, to a cell phone experience via Napster Mobile. We are also very pleased by the debut of our most recent initiative, a free ad-supported complete music experience at www.napster.com, which in only two weeks has substantially increased its visitation and is expected to introduce millions of fans to the Napster subscription service. The new free music experience at napster.com is generating strong interest from the advertising community, and NapsterLinks, which allows fans to add links to free Napster music in all of their internet communications, is creating a new viral awareness for Napster across the Web.”

Napster 4Q06 Earnings Release, 5/17/06	Page 2

Net revenue from continuing operations for the fourth quarter of fiscal 2006 grew to $26.8 million, 54 percent over the prior year quarter and an increase of 14 percent from $23.5 million in the third quarter of fiscal 2006. Net loss from continuing operations, before income taxes, was $9.3 million for the fourth quarter of fiscal 2006, compared to a net loss from continuing operations, before income taxes, of $16.7 million in the third quarter of fiscal 2006 and $24.0 million in the fourth quarter of fiscal 2005. Net loss from continuing operations after income tax benefit (provision) for the fourth quarter of fiscal 2006 was $7.3 million, or $0.17 per basic and diluted share. Total net loss, which includes $2.9 million of net income from discontinued operations related to the settlement of purchase price adjustments on the sale of the consumer software division, was $4.4 million, or $0.10 per basic and diluted share.

At the end of March 31, 2006, Napster’s total paid subscriber base was 606,000, including 59,000 university subscribers. Excluding university, the number of premium paid subscribers grew 16 percent from the third quarter of fiscal 2006 and 54 percent year-over-year. Subscriber revenue, which consists of monthly subscription fees as well as downloads purchased by both paid and trial subscribers, represented approximately 87 percent of music revenue, compared to 86 percent in the immediately preceding quarter.

Net revenue from continuing operations for the fiscal year ended March 31, 2006 was $94.7 million, as compared to net revenue from continuing operations of $46.7 million for fiscal 2005. Net loss from continuing operations, before income taxes, for fiscal 2006 was $59.0 million compared to a net loss from continuing operations, before income taxes, of $67.0 million for fiscal 2005. Net loss from continuing operations, after income tax benefit, for fiscal 2006 was $57.9 million, or $1.35 per basic and diluted share. Total net loss for fiscal 2006 was $54.9 million, or $1.28 per basic and diluted share.

Napster ended fiscal 2006 with a total of $104.2 million of cash, cash equivalents, foreign currency conversion in-transit and short term investments.

Napster 4Q06 Earnings Release, 5/17/06	Page 3

Business Outlook

“While our visibility is limited given the very recent launch of our ad-supported product and typical June quarter seasonality, we currently anticipate revenue for the first quarter of fiscal 2007 of approximately $25 million to $28 million. Operating expenses are expected to be down substantially year-over-year but to increase in the first fiscal quarter compared to the previous quarter in conjunction with the launch of Napster.com. We are very excited about the potential long-term positive impact of Napster.com to our financial model. We believe that we will continue to see a significant increase in monthly visitation, and correspondingly, a substantial reduction in subscriber acquisition costs.” said Nand Gangwani, Napster’s chief financial officer.

Corporate Highlights

Napster recently:

▪
Unveiled the new Napster.com, its interactive, ad-supported, free online music destination. With the launch, Napster became the first legal digital music service to offer music fans free, on-demand listening to over two million major and independent-label tracks five times each.

▪	Announced with Ericsson, the world's leading telecommunications supplier, that Napster Mobile is now available to mobile network operators in select markets across Europe, North America and Asia.

▪
Announced that SunCom Wireless, a leading wireless phone service provider in the Southeast United States, Puerto Rico and the U.S. Virgin Islands, has agreed to offer the Napster Mobile music service to all of its subscribers.

Conference Call Information

The Napster fourth-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Wednesday, May 17, 2006. To participate on the live call, analysts and investors should dial 800-218-8862 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

Napster 4Q06 Earnings Release, 5/17/06	Page 4

About Napster

Napster (NASDAQ: NAPS) is committed to making great music experiences more accessible to all music fans.   Napster.com gives web users the power to legally listen on-demand to a massive catalog of music from major and independent labels, wherever they are on the Web- for FREE.  The Napster music subscription service offers a premium experience that includes unlimited access to CD-quality music and advanced discovery, community and programming features in an advertising-free environment, and Napster To Go subscribers also enjoy unlimited transfer of music to a compatible MP3 player.  Napster Light, an a la carte download store, and Napster Mobile, a hosted music service featuring artist images, ring tones and full-length songs, round out the Napster digital music lineup. Napster is headquartered in Los Angeles with offices in Frankfurt and London. For more information, please visit www.napster.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the development and offering of a complete mobile service, the introduction of millions of fans to the Napster subscription service, the Company’s future revenues and operating expenses, the long-term positive impact of Napster.com on Napster’s financial model, increases in visitation to the Napster Web site and the reduction in subscriber acquisition costs are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history, particularly that of the advertising-supported Web service, failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; intense competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 8, 2006, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Napster 4Q06 Earnings Release, 5/17/06	Page 5

Copyright © 2006 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Napster 4Q06 Earnings Release, 5/17/06	Page 6

NAPSTER INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(unaudited)

	March 31,	March 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$46,812	$135,416
Short-term investments	49,812	22,540
Foreign currency conversion in transit	7,545	—
Investment in Sonic Shares	—	9,840
Accounts receivable, net of allowance for doubtful accounts of
$7 at March 31, 2006 and $6 at March 31, 2005	1,042	1,545
Investment hedge receivable	—	4,619
Prepaid expenses and other current assets	6,182	5,156
Total current assets	111,393	179,116

Property and equipment, net	7,012	5,337
Goodwill	34,658	34,658
Identifiable intangible assets, net	—	1,349
Investment in unconsolidated entity	2,203	—
Other assets	275	422

Total assets	$155,541	$220,882

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,279	$6,547
Income taxes payable	4,139	4,125
Accrued liabilities	16,712	11,381
Deferred revenues	12,824	8,345
Deferred gain on divestiture	—	2,073
Short-term debt	33	15,110
Total current liabilities	36,987	47,581

Long-term liabilities:
Deferred income taxes	2,622	1,696
Other long-term liabilities	159	212
Total liabilities	39,768	49,489

Stockholders' equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares;
Issued and outstanding: none at March 31, 2006 and
none at March 31, 2005	—	—
Common stock, $0.001 par value; Authorized: 100,000 shares;
Issued and outstanding: 43,826 shares at March 31, 2006
and 42,961 shares at March 31, 2005	44	43
Additional paid-in capital	260,198	256,586
Deferred stock-based compensation	(2,934)	(533)
Accumulated deficit	(141,368)	(86,423)
Accumulated other comprehensive income (expense)	(167)	1,720
Total stockholders' equity	115,773	171,393

Total liabilities and stockholders' equity	$155,541	$220,882

Napster 4Q06 Earnings Release, 5/17/06	Page 7

NAPSTER INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Revenues:
Content	$26,231	$17,114	$90,784	$44,724
Hardware and license	548	322	3,907	2,005
Total revenue	26,779	17,436	94,691	46,729

Cost of revenues :
Content	18,588	13,461	64,468	35,499
Hardware and license	701	445	4,740	2,051
Total cost of revenues	19,289	13,906	69,208	37,550

Gross profit	7,490	3,530	25,483	9,179

Content gross profit %	29%	21%	29%	21%
Hardware and license gross profit %	(28%)	(38%)	(21%)	(2%)
Gross profit %	28%	20%	27%	20%

Operating expenses:
Research and development	2,923	3,151	13,137	12,112
Sales and marketing	9,629	16,338	51,741	39,249
General and administrative	4,888	7,801	20,881	23,953
Amortization of intangible assets	—	474	1,265	1,936
Total operating expenses	17,440	27,764	87,024	77,250

Loss from continuing operations	(9,950)	(24,234)	(61,541)	(68,071)

Loss from unconsolidated entity	(226)	—	(289)	—
Other income, net	863	210	2,811	1,091

Loss before provision for income taxes	(9,313)	(24,024)	(59,019)	(66,980)
Income tax benefit (provision)	1,999	(100)	1,160	15,547

Loss from continuing operations, after benefit (provision )
for income taxes	(7,314)	(24,124)	(57,859)	(51,433)

Income (loss) from discontinued operations, net of tax effect	2,914	(214)	2,914	21,927

Net loss	$(4,400)	$(24,338)	$(54,945)	$(29,506)

Earnings per share:

Net loss per share from continuing operations
Basic and diluted	$(0.17)	$(0.59)	$(1.35)	$(1.43)

Net income (loss) per share from discontinued operations
Basic and diluted	$0.07	$(0.01)	$0.07	$0.61

Net loss per share
Basic and diluted	$(0.10)	$(0.60)	$(1.28)	$(0.82)

Weighted average shares used in computing net
income (loss) per share
Basic and diluted	43,026	40,877	42,989	36,065